EMPLOYMENT AGREEMENT
AGREEMENT dated as of March 22, 2023 between Graham Luce (“Executive”), and BJ’s Wholesale Club, Inc., a Delaware corporation, whose principal office is 350 Campus Drive, Marlborough, Massachusetts (“Employer” or “Company”).
W I T N E S S E T H
WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is acknowledged by each party, and intending to be legally bound hereby, the Company and the Executive agree as follows:
1.     Employment and Duties.
1.1     Employment. Commencing on April 2, 2023 (the “Effective Date”), the Company agrees to employ the Executive and the Executive agrees to be employed by the Company subject to the terms set forth herein.
1.2    Duties. As of the Effective Date, the Executive shall serve the Company as its Executive Vice President, General Counsel, to serve in such capacity or other capacities as designated by the Board of Directors, the Chief Executive Officer (“CEO”) or his/her designee from time to time. During the term of this Agreement, the Executive shall serve the Company faithfully, diligently and to the best of his/her ability and shall devote substantially all of his/her business time, energy and skill to the affairs of the Company as necessary to perform the duties of his/her position, and he/she shall not assume a position in any other business without the express written permission of the CEO; provided that the Executive may upon disclosure to the CEO (i) serve in any capacity with charitable or not-for-profit enterprises so long as there is no material interference with the Executive’s duties to the Company and (ii) make any passive investments where the Executive is not obligated or required to, and shall not in fact, devote any managerial efforts. The Company shall have the right to limit the Executive’s participation in any of the foregoing endeavors if the CEO believes, in his/her sole and exclusive discretion, that the time being spent on such activities infringes upon, or is incompatible with, the Executive’s ability to perform the duties under this Agreement.

2.    Compensation and Benefits.
2.1    Base Salary. Commencing on April 2, 2023, the Executive shall receive a Base Salary at the rate of $550,00.00 per year. Such Base Salary shall be subject to periodic adjustment from time to time as determined by the Board of Directors in its sole discretion. Base Salary shall be payable in such manner and at such times as the Company shall pay base salary to other similarly situated the executive employees.
    2.2    Policies and Fringe Benefits. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. The Executive shall be eligible to participate in all benefit programs that the Company establishes and makes available to all of its executives on such terms as the Board of Directors shall determine, if any, to the extent that the Executive meets the eligibility requirements to participate as set forth in the applicable plan or policy. Nothing herein limits the Company’s right to modify, change, limit eligibility or discontinue any plan or policy at any time, with or without prior notice.
    2.3    Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and appropriate travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his/her responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.
            2.4    Withholding. All salary and other compensation payable to the Executive pursuant to this Agreement shall be subject to applicable taxes and withholdings.
3.    Termination of Employment and Benefits Upon Termination.
3.1    General. The Executive’s employment pursuant to this Agreement shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by reason of disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by the Executive. Whenever the Executive’s employment shall terminate, and regardless of the reason for such termination, effective that same date he/she shall resign all offices, appointments and/or other positions the Executive may hold with the Company including, but not limited to, any parent corporation, subsidiaries or divisions of the Company or any such parent.
    3.2    Termination Due to Death. The Executive’s employment shall automatically terminate upon the date of the Executive’s death. No compensation or other benefits shall be payable to or accrue to the Executive hereunder except as follows:
    (a)     (i)    all amounts earned but unpaid hereunder through the date of termination with respect to salary and vested but unused vacation; (ii) to the extent not already paid, any amounts to which the Executive is entitled under the Company’s annual incentive compensation plan for the fiscal year ended immediately prior to the date of termination; (iii) his/her vested account balance under the BJ’s Wholesale Club, Inc.

401(k) Savings Plan for Salaried Employees; and (iv) any unreimbursed expenses incurred in accordance with Company policy (collectively, “Earned Obligations”);
    (b)    any amounts the Executive would have been entitled to receive under the Company’s annual incentive compensation plan had the Executive remained employed by the Company until the end of the fiscal year during which the termination of employment occurs (prorated for the period of active employment during such fiscal year). All such amounts, if any, will be paid to the Executive’s estate at the same time as other incentive compensation plan payments for the year in which the termination occurs are paid; and
(c)    any payments or benefits under other plans of the Company to the extent such plans provide for benefits following the Executive’s death.
    3.3    Termination Due to Disability. The Executive’s employment may be terminated by reason of the Executive’s disability, upon notice to the Executive, in the event of the inability of the Executive to perform his/her duties hereunder by reason of disability, whether by reason of injury (physical or mental), illness (physical or mental) or otherwise. For purposes of this Agreement, a disability is defined as the occurrence when the Executive is incapacitated for a continuous period exceeding one hundred twenty (120) days, as certified by a physician selected by the Executive and the Company in good faith. No compensation or other benefits shall be payable to or accrue to the Executive hereunder except as follows:
(a)    all Earned Obligations;
(b)    any amounts the Executive would have been entitled to receive under the Company’s annual incentive compensation plan had the Executive remained employed by the Company until the end of the fiscal year during which the termination of employment occurs (prorated for the period of active employment during such fiscal year). All such amounts, if any, will be paid at the same time as other incentive compensation plan payments for the year in which the termination occurs are paid; and
(c)    any payments or benefits under other plans of the Company to the extent such plans provide for benefits following a termination of employment due to disability.
    3.4    Termination by the Company for Cause or by the Executive. The Company may terminate the Executive’s employment at any time for Cause by providing the Executive notice of such termination. For the purpose of this Agreement, termination by the Company for Cause shall refer to the Company’s termination of the Executive’s employment because it has determined, in its sole and exclusive discretion, that he/she has: (i) refused or failed to devote his/her full normal working time, skills, knowledge, and abilities to the business of the Company and in promotion of its interests or he/she has failed to fulfill directives of the CEO, the CEO’s designee or the Board of Directors; (ii) engaged in activities involving dishonesty, willful misconduct, willful violation of any law, rule, regulation or policy of the Company or breach of fiduciary duty; (iii) committed larceny, embezzlement, conversion or any other act involving the misappropriation of the Company’s funds or property; (iv) been convicted of any crime which reasonably could affect in an adverse manner the reputation of the Company or the Executive’s ability to perform his/her duties hereunder; (v) been grossly negligent in the performance of his/her duties; or (vi) materially breached this Agreement including, but not limited to, his/her obligations set forth in Sections 4 and 5 below. If the Executive’s employment terminates pursuant to this Section 3.4 by the Company for Cause or by reason of the Executive’s resignation at any time, the Executive shall only receive the Earned Obligations, if any, through his/her termination date. Nothing herein waives any rights the Company may have for damages or equitable relief.
3.5    Termination by the Company Without Cause. The Company may terminate the Executive’s employment without Cause at any time effective upon the Executive’s receipt of notice of such termination. No compensation or other benefits shall be payable to or accrue to the Executive in the event of his/her termination without Cause except as follows:
(a)    all Earned Obligations;
(b)    Subject to the Executive entering into a binding and irrevocable release of claims and separation agreement prepared by the Company and the expiration on or before the 60th day after the Executive’s separation from service of any period during which the Executive is entitled to revoke the release, the Executive shall be eligible on such sixtieth (60th) day to receive:
(1) continuation of Base Salary for a period of twenty-four (24) months (the “Severance Period”), payable in such manner and at such times as the Executive’s Base Salary was being paid immediately prior to such termination;
(2) an amount equal to the difference between the Executive’s actual COBRA premium costs and the amount the Executive would have paid had the Executive continued coverage as an employee under the Company’s applicable health plans without regard to the pre-tax benefits the Executive would have received under the BJ’s Wholesale Club, Inc. Flexible Benefits Plan provided that the Executive elects to continue to participate in the Company’s medical and/or dental plans for team members pursuant to a valid COBRA election (and if and only if such participation is legally and contractually permissible) and provided, however, that the Company’s obligations under this clause 3.5(b)(2) shall (A) not extend beyond the Severance Period, (B) be eliminated if the Executive discontinues COBRA benefits or (C) be reduced or eliminated to the extent that the Executive receives similar coverage and benefits under the plans and programs of a subsequent employer or entity or becomes eligible for similar coverage under a spouse’s employer;
(3) any amounts the Executive would have been entitled to receive under the Company’s annual incentive compensation plan had the Executive remained employed by the Company until the end of the fiscal year during which the termination of employment occurs (prorated for the period of active employment during such fiscal year). All such amounts, if any, will be paid at the same time as other incentive compensation plan payments for the year in which the termination occurs are paid; and
(c)     payments or benefits under other plans of the Company to the extent that the plans provide for benefits following a termination of employment.
Notwithstanding the foregoing, the payments and benefits described in Section 3.5(b) above shall immediately terminate, and the Company shall have no further obligations to the Executive with respect thereto, in the event that the Executive (i) becomes employed by Wal-Mart Stores, Inc., Costco Wholesale Corporation, Sam’s Club, or any of their respective subsidiaries or affiliates; or (ii) breaches any provision of Sections 4 or 5 of this Agreement.

3.6    Special Rules Applicable to Deferred Compensation.

Notwithstanding anything herein to the contrary, Sections 3.3(a), 3.3(c), 3.4, 3.5(a) and 3.5(c) shall be construed and applied so that the time of payment of any amount constituting the deferral of compensation, within the meaning of Section 409A(d) of the Code and the regulations issued thereunder, shall be determined in accordance with the plan or other arrangement providing such payment and shall not be accelerated as a result of the Executive’s disability or termination of employment to which this Agreement applies.

4.    Non-Competition and Non-Solicitation.
    4.1    Restricted Activities.

(a)    While the Executive is employed by the Company and for a period of twelve (12) months after the termination or cessation of such employment for any reason, the Executive will not directly or indirectly engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business. A business or enterprise shall be deemed competitive if it shall operate a chain of membership warehouse clubs (by way of example, but not limitation, Sam’s Club or Costco), warehouse stores selling food and/or general merchandise that includes a warehouse store located within 10 miles of any “then existing” BJ’s Wholesale Club warehouse store, or any other business that competes with the Company. Competitive business or enterprise also includes any store or business operated or owned by Wal-Mart Stores, Inc., Costco Wholesale Corporation, or any of the respective affiliates thereof. The term “then existing” shall refer to any such warehouse store that is, at the time of termination of the Executive’s employment, operated by the Company or any of its subsidiaries or divisions or under lease for operation as aforesaid; or

(b)    While the Executive is employed by the Company and for a period of twenty-four (24) months after the termination or cessation of such employment for any reason, the Executive will not directly or indirectly either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at the time of the termination or cessation of the Executive’s employment with the Company; provided that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six (6) months or longer at the time of such solicitation, hiring or employment.
    4.2    Consideration. The Executive understands and agrees that the Executive will not receive cash payments in exchange for the Executive’s compliance with the restrictions set forth in Section 4.1(a), but rather agrees that the specific consideration for such promised compliance is the Severance Period set forth in Section 3.5(b)(1), above. The Executive agrees that such Severance Period constitutes sufficient consideration to support the restrictions set forth in Section 4.1.

4.3    Extension of Restrictions. If the Executive violates the provisions of Section 4.1(a) or Section 4.1(b), the twelve (12) or twenty-four (24) month period referred to in Section 4.1(a) or Section 4.1(b), as applicable, shall recommence and the Executive shall continue to be bound by the restrictions set forth in Section 4.1 until a period of twelve (12) or twenty-four (24) months, as applicable, has expired without any violation of such provisions. Further, the twelve (12) month period set forth in Section 4.1(a) may be extended to a period of twenty-four (24) months following the cessation of the Executive’s employment if the Executive has breached any fiduciary duty to the Company or the Executive has unlawfully taken, physically or electronically, property belonging to the Company.

    4.4    Interpretation. If any restriction set forth in Section 4.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

    4.5    Equitable Remedies. The restrictions contained in this Section 4 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 4 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 4, and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

    4.6    Notice. The Executive understands and acknowledges that he/she received written notice of the covenants contained in Section 4 of this Agreement by virtue of his/her years of experience approving such covenants as standard provisions in employment agreements with Senior Vice Presidents and Executive Vice Presidents entered into by the Company.

    4.7    Counsel. The Executive understands and acknowledges that Executive has the right to consult with counsel prior to signing this Agreement.

5.    Proprietary Information.
    5.1    Proprietary Information.

(a)    The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an executive officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.
(b)    The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his/her duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.
(c)    The Executive agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property set forth in paragraph (b) above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.
    5.2    Equitable Remedies. The restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 5 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 5, and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

6.    Other Agreements. The Executive represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non-competition agreement).
7.    Miscellaneous.
    7.1    Notices. Any notice delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 7.1.

    7.2    Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

    7.3    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

    7.4    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

    7.5    Governing Law; Arbitration. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts (without giving effect to the conflict of law principles thereof), except as may be preempted by the Employee Retirement Income Security Act of 1974,

29 U.S.C. §1001 et seq. If a dispute arises out of or relates to this Agreement, or its breach, and the parties have not been successful in resolving such dispute through negotiation, the parties agree to refer the dispute to final and binding arbitration by a sole arbitrator under the American Arbitration Association (“AAA”) Arbitration Rules (“Rules”) for employment disputes in effect on the date of this Agreement. The arbitration shall be in the county of Worcester, Massachusetts, unless otherwise agreed by the parties. The parties also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs (including arbitration costs), available under applicable law. The decision of the arbitrator shall be in writing. The arbitrator shall apply the substantive law of the Commonwealth of Massachusetts without giving effect to any principles of conflict of laws under the laws of the Commonwealth of Massachusetts. Judgment upon the award rendered in the arbitration may be entered in any court having jurisdiction thereof. The Executive and the Company agree that each party shall bear its own expenses (including attorney’s fees) and an equal share of the expenses of the arbitrator and the fees of the AAA. The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of the arbitration in confidence. Nothing in this section shall be construed to preclude any party from seeking injunctive relief in order to protect its rights pending arbitration. A request by a party to a court for such injunctive relief shall not be deemed a waiver or violation of the obligation to arbitrate. By agreeing to submit any disputes to arbitration in accordance with this section, each party hereby fully and forever waives such party’s right to a trial by jury of any such disputes, claims or controversies. In so doing, each party hereby acknowledges and agrees that judgment on any such disputes, claims or controversies submitted to arbitration hereunder may be entered by the neutral arbitrator.

    7.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him/her.

    7.7    Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 4.1(a), the term “Company” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

    7.8    Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

    7.9    Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

* * * * *

THE EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

BJ’S WHOLESALE CLUB, INC.

__/s/ Robert W. Eddy__________________
Robert W. Eddy
President, Chief Executive Officer

__/s/ Graham Luce___________________
Graham Luce
Executive Vice President, General Counsel